EXHIBIT 5.1

July 23, 2025

Global Crossing Airlines Group Inc. 4200 NW 36th Street Building 5A Miami International Airport Miami, Florida 33166

Ladies and Gentlemen:

We have acted as counsel to Global Crossing Airlines Group Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S‑1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration of the resale by certain selling securityholders of up to 23,270,077 shares (the “Resale Shares”) of common stock, par value $0.001 per share (the “Common Stock”), including 17,732,764 shares of Common Stock issuable upon exercise of the certain common stock purchase warrants of the Company (the “Warrants”) and 5,537,313 shares of Common Stock issuable upon conversion of the Company’s Class A non-voting common stock (the “Class A Shares”). The Warrants and the Class A Shares were issued pursuant to the (1) Securities Purchase Agreement (the “Purchase Agreement”), dated April 20, 2021, by and between Global Crossing Airlines Group Inc. and Ascent Global Logistics, Inc. (“Ascent”) and (2) Subscription Agreement (the “Subscription Agreement”), entered into as of August 2, 2023, by and among Global Crossing Airlines Group Inc. Global Crossing Airlines Inc., and the subscribers named therein. All of the Company securities acquired by Ascent pursuant to the Purchase Agreement were transferred to The Red Oak Fund, L.P. and The Red Oak Long Fund, L.P pursuant to that certain Purchase Agreement (the “Red Oak Purchase Agreement”), dated February 20, 2025.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Warrants, the Purchase Agreement, the Subscription Agreement, the Red Oak Purchase Agreement, the Company’s certificate of incorporation and bylaws, each as currently in effect and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that:

1.
the Resale Shares issuable upon exercise of the Warrants have been duly and validly authorized and, to our knowledge, reserved for issuance upon exercise of such Warrants, and such shares of Common Stock, when so issued upon exercise of the Warrants and upon delivery by the purchaser of the consideration for such shares, will be duly authorized, validly issued, fully paid and non-assessable; and
2.
the Resale Shares issuable upon conversion of the Class A Shares have been duly and validly authorized and, to our knowledge, reserved for issuance upon conversion of the Class A Shares, and such shares of Common Stock, when so issued upon conversion of the Class A Shares will be duly authorized, validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the Delaware General Corporation Law. This opinion is limited to such laws as are in effect

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on the date hereof. Without limitation, no opinion is expressed herein with respect to the qualification of the Resale Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Our opinions are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinions are based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

It is understood that this opinion is to be used only in connection with the resale of the Resale Shares while the Registration Statement is in effect.

Sincerely,

Cozen O’Connor